                                                                    EXHIBIT 12.4

                           Eagle Family Foods, Inc.
                      Ratio of Earnings to Fixed Charges
                       (Thousands except ratio amounts)

                                                                         Fifty-Three          One Hundred
                                                                         Week Period        Fifty-Five Day
                                                                            Ended            Period Ended
                                                                         July 3, 1999        June 27, 1998
                                                                        --------------      ---------------
Adjusted Earnings
Loss before income taxes............................................    $      (22,140)     $       (40,690) (b)
Portion of rent representative of interest..........................               216                   60
Interest on indebtedness............................................            27,793               11,571
                                                                        --------------      ---------------
     Total earnings (loss) as adjusted..............................             5,869              (29,059)
                                                                        --------------      ---------------
Fixed Charges
Portion of rent representative of interest..........................               216                   60
Interest on indebtedness............................................            27,793               11,571
                                                                        --------------      ---------------
  Total fixed charges...............................................            28,009               11,631
                                                                        --------------      ---------------
Deficiency of earnings..............................................    $      (22,140)     $       (40,690)
                                                                        ==============      ===============
Ratio of earnings to fixed charges (a)..............................                --                   --
                                                                        ==============      ===============

(a) As earnings for the fifty-three week period ended July 3, 1999 and one hundred fifty-five day period ended June 27, 1998 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $22.1 and $41.0 million, respectively.

(b) Reflects the nonrecurring in-process research and development write-off of $23.9 million.